Exhibit 10.7

EXCELERATE ENERGY, INC.

CHANGE IN CONTROL SEVERANCE PLAN

Section 1. Purpose.

The purpose of this Excelerate Energy, Inc. Change in Control Severance Plan, effective as of April 8, 2022 (the “Effective Date”), is to provide assurances of specified benefits to eligible employees of the Company and its subsidiaries whose employment is subject to being terminated in a Qualifying Termination in connection with a Change in Control. This Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and is maintained as an unfunded plan for the purpose of providing benefits to a select group of management or highly compensated employees within the meaning of 29 C.F.R. § 2520.104-24.

Section 2. Definitions.

a)	“Act” means the Securities Exchange Act of 1934, as amended.

b)	“Base Pay” means the annual base salary in effect for the Covered Executive immediately prior to termination of employment, and excludes any bonuses, incentive compensation or any other special payments.

c)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

d)	“Board” means the Board of Directors of the Company.

e)	“Bonus” means the target annual cash bonus amount in effect for the Covered Executive in accordance with the Company’s Short Term Incentive Plan for the year in which the termination of employment occurs.

f)	“Cause” has the meaning set forth in a Covered Executive’s Participation Agreement, or, if none, means the Covered Executive:

i.	committing a serious act that constitutes fraud, theft or dishonesty;

ii.	engaging in misconduct or gross neglect that has caused or has the substantial potential to cause serious injury, monetary or reputational, to the Company or an affiliate;

iii.	being indicted, charged, convicted of or pleading guilty or “no contest” to a felony or any criminal act involving moral turpitude; or

iv.	ceasing to fulfill his or her duties under any agreement with the Company or an affiliate, materially breaching his or her obligations under any agreement with the Company or an affiliate or refusing or failing to carry out his or her duties under any agreement with the Company or an affiliate or to obey reasonable, ethical and legal orders or instructions from the Company.

A Covered Executive’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to such Covered Executive’s termination of employment that grounds for a termination of employment for Cause existed at the time of such termination of employment, as determined by the Committee.

g)	“Change in Control” means the occurrence of any one of the following:

i.	any Third Party Stakeholder becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or

ii.	the following individuals cease for any reason to constitute a majority of the directors of the Company then serving: (A) individuals who, on the Effective Date, constitute the Board, and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation) whose appointment by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least 2/3 of the directors then still in office who either were directors on the Effective Date or whose appointment or nomination for election was previously so approved or recommended by the directors referred to in this clause (B);

iii.	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately before the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately before such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or

iv.	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than the sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Company in substantially the same proportions as their Beneficial Ownership of such securities of the Company immediately before such sale.

h)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any guidance and/or regulations promulgated thereunder.

i)	“Code” means the Internal Revenue Code of 1986, as amended, and any guidance and/or regulations promulgated thereunder.

j)	“Committee” means the Compensation Committee of the Board or another duly constituted committee of members of the Board designated by the Board to administer this Plan.

k)	“Company” means Excelerate Energy, Inc. and any successor corporation or other entity.

l)	“Covered Executive” means those officers or other management level employees of the Company and its subsidiaries designated by the Board or the Committee in its discretion to participate in this Plan who meet the eligibility requirements set forth in Section 3(a) of this Plan.

m)	“Covered Period” means the period commencing on the date a Change in Control is consummated and ending on the 24-month anniversary thereof.

n)	“Disability” has the meaning set forth in a Covered Executive’s Participation Agreement, or, if none, means as determined by the Committee in good faith, the Covered Executive’s inability to perform the essential functions of the Covered Executive’s position because of physical or mental illness, incapacity or disability.

o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

p)	“Good Reason” has the meaning set forth in a Covered Executive’s Participation Agreement, or, if none, means the occurrence of any of the following, without the Covered Executive’s written consent:

i.	a material reduction in the Covered Executive’s annual base salary level (other than a salary reduction not to exceed 10% that applies to all Covered Executives participating in this Plan);

ii.	a material reduction in the Covered Executive’s Bonus

iii.	a material and adverse change in the Covered Executive’s title;

iv.	a material and adverse reduction in the Covered Executive’s authority, responsibilities, or reporting relationships; or

v.	the required relocation of the Covered Executive’s principal place of employment to a location more than fifty (50) miles from the Covered Executive’s previous principal place of employment (unless such relocation does not increase the Covered Executive’s commute by more than thirty-five (35) miles), except for required travel on the Company’s business. Such distances shall be measured by reference to the straight-line total mileage between the two points in question and not by reference to land transport mileage.

For a resignation to be for Good Reason, (1) the Covered Executive must provide written notice to the Committee specifying the alleged grounds for Good Reason within 20 days after its initial occurrence, (2) the Company must have filed to cure such grounds within 15 days following the receipt of such notice, and (3) the Covered Executive must resign within 20 days following the expiration of such cure period.

q)	“Participation Agreement” means an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in this Plan.

r)	“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

s)	“Qualifying Termination” means a termination of employment with the Company and its subsidiaries either by the Company (or applicable subsidiary) without Cause or by the Covered Executive for Good Reason.

t)	“Third Party Stakeholder” any Person or any group of Persons, the acting together of which would constitute a “group” for purposes of Section 13(d) of the Act, or any successor provisions thereto, excluding the Company, Excelerate Energy Limited Partnership, any Person who is or becomes a party to that certain Tax Receivable Agreement dated as of April 18, 2022 by and among the Company, Excelerate Energy Limited Partnership, and the other parties thereto (each, a “TRA Party”), and each of their respective affiliates. For purposes of this definition, the affiliates of a TRA Party shall include the estate of a TRA Party and any Person who is a successor of a TRA Party as a direct result of a gift, bequest, or similar transfer.

Section 3. Eligibility.

a)	A Covered Executive shall be eligible to participate in this Plan upon execution of a Participation Agreement with the Company in the form attached hereto as Exhibit B.

b)	A Covered Executive shall not be eligible for Severance Benefits under this Plan if:

a.	he or she does not meet eligibility criteria described in Section 3(a);

b.	he or she voluntarily terminates employment with the Company and its subsidiaries for any reason other than Good Reason, including retirement or job abandonment;

c.	he or she terminates employment as a result of death or Disability;

d.	his or her employment is terminated by the Company or its applicable subsidiary for Cause; or

e.	he or she is terminated at any time outside of the Covered Period.

Section 4. Severance Benefits.

A Covered Executive whose employment with the Company and its subsidiaries is terminated in a Qualifying Termination during the Covered Period and who executes, within the time period specified therein, and does not revoke a Separation Agreement and Release of Claims in the form provided by the Company (the “Separation Agreement”) shall receive the following severance payments and benefits (the “Severance Benefits”):

a)	A lump sum cash payment, payable within 30 days following the date on which the Separation Agreement becomes effective and irrevocable (or if the period in which such Separation Agreement may become effective and irrevocable spans two calendar years, in the later calendar year), in an amount equal to the sum of the Covered Executive’s Base Pay and Bonus multiplied by the multiple set forth in Exhibit A for the Covered Executive’s role;

b)	A pro-rata Bonus for the year in which the Covered Executive’s termination of employment occurs (the “Pro-Rata Bonus”) equal the product of (i) the Covered Executive’s Bonus multiplied by (ii) a fraction, the numerator of which is that number of days the Covered Executive was employed by the Company and its subsidiaries’ during the year of termination and the denominator of which is the total number of days in such year. The Pro Rata Bonus shall be paid to the Covered Executive in a cash lump-sum within 30 days following the date on which the Separation Agreement becomes effective and irrevocable (or if the period in which such Separation Agreement may become effective and irrevocable spans two calendar years, in the later calendar year);

c)	Continued medical, dental and vision benefits coverage for the Covered Executive and his or her covered dependents for the number of months set forth in Exhibit A for the Covered Executive’s role; provided, that if the continued coverage contemplated hereunder cannot be provided under applicable Company plans or policies or would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company or its subsidiaries for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or other applicable law, the Covered Executive shall instead receive a lump sum cash payment equal to the monthly COBRA premium amount for the Covered Executive and his or her covered dependents’ continuation of medical, dental and vision coverage multiplied by the number of months set forth in Exhibit A less any months of coverage previously provided pursuant to this Section 4(c); and

d)	Outplacement services with a provider designated by the Company, provided that the cost of such reimbursement shall not exceed $10,000 and such services must be provided within six months following termination.

e)	To the extent that any Covered Executive receives payment under the Plan in excess of the Severance Benefits to which he or she is entitled, the Covered Executive shall promptly return any excess to the Company upon request (to the fullest extent permitted by applicable law).

Section 5. Administration.

a)	This Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding, and conclusive on all parties. The Company reserves the right to and may enhance a Covered Executive’s severance pay, in writing, in its sole discretion and without an amendment to this Plan, and may provide for other forms of severance pay or severance benefits.

b)	In the event of any conflict or inconsistency between another document and the terms of this Plan, the terms and conditions of this Plan shall govern and control, provided, however, that a Covered Executive’s Participation Agreement will govern their participation in this Plan to the extent of any conflict between a Participation Agreement and this Plan.

c)	The Committee shall have the authority, consistent with the terms of this Plan, to (i) designate Covered Executives, (ii) determine the terms and conditions relating to the Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in this Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to this Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.

Section 6. Funding.

The obligations of the Company under this Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in this Plan shall give a Covered Executive any right, title or interest in any property of the Company. Covered Executives shall be mere unsecured creditors of the Company.

Section 7. Code Section 409A.

a)	Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Plan would cause a Covered Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Covered Executives and the Company without violating the provisions of Code Section 409A. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Code Section 409A.

b)	Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Code Section 409A.

c)	Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Code Section 409A),

i.	any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Covered Executive,

ii.	the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and

iii.	the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

Section 8. Amendment and Termination.

Prior to the consummation of a Change in Control, the Committee may amend or terminate this Plan at any time, without notice, and for any or no reason, except as prohibited by law. No such action shall adversely affect the rights of any Covered Executive who has previously experienced a Qualifying Termination without the Covered Executive’s written consent. Upon or after the consummation of a Change in Control, the Company and the Committee may not, without a Covered Executive’s written consent, amend or terminate this Plan in any way, nor take any other action, that (i) prevents that Covered Executive from becoming eligible for the Severance Benefits under this Plan, or (ii) reduces or alters to the detriment of the Covered Executive the Severance Benefits payable, or potentially payable, to a Covered Executive under this Plan (including, without limitation, imposing additional conditions). This Plan shall automatically terminate upon the later of the (i) payment of all applicable benefits under this Plan or (ii) 90 days following the end of the Covered Period.

Section 9. Employment at Will.

Nothing in this Plan or any other act of the Company shall be considered effective to change a Covered Executive’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Covered Executive may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

Section 10. Transfer and Assignment; Effect of Death.

In no event may any Covered Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under this Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process. If a Covered Executive dies prior to receiving full payment of benefits to which he or she is entitled, any unpaid benefits will be paid to the Covered Executive’s surviving spouse, or if the Covered Executive does not have a surviving spouse, to the Covered Executive’s estate.

Section 11. Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Plan, and this Plan will be construed and enforced as if such provision had not been included.

Section 12. Successors.

Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.

Section 13. Withholding; Taxes.

The Company shall withhold from Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

Section 14. Compensation.

Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

Section 15. Entire Agreement.

This Plan and a Covered Executive’s Participation Agreement represent the entire agreement of the Company and such Covered Executive with respect to the subject matter hereof and supersedes all prior understandings, whether written or oral.

Section 16. Governing Law.

The provisions of this Plan will be construed, administered, and enforced in accordance with the laws of the State of Texas without regard to its choice of law provisions.

Section 17. Claims and Appeals.

a)	Claims Procedure. Any Covered Executive or other person who believes he or she is entitled to any payment under this Plan may submit a claim in writing to the Committee (or its authorized delegate). Such claim must be submitted within 90 days of the earlier of:

i.	the date the claimant learned the amount of his or her benefits under this Plan, or

ii.	the date the claimant learned that he or she will not be entitled to any benefits under this Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and this Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.

b)	Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Section 18. Certain Excise Taxes.

Notwithstanding anything to the contrary in this Plan, if a Covered Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefit provided for under this Plan, together with any other payments and benefits which the Covered Executive has the right to receive from the Company or any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Covered Executive will be one dollar ($1.00) less than three times the Covered Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Covered Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Covered Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Covered Executive’s base amount, then the Covered Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Covered Executive’s excise tax liabilities under Section 4999 of the Code.

Exhibit A

SCHEDULE OF BENEFITS

SEVERANCE BENEFITS

The multiple that shall apply to the lump sum cash payment described in Section 4(a) of the Plan shall be as follows based on the Covered Executive’s role immediately prior to termination of employment:

Position	Cash Payment Multiple
Chief Executive Officer	2.99X
Chief Financial Officer	2.0X
Chief Operations Officer	2.0X
Chief Commercial Officer	2.0X
General Counsel and Secretary	2.0X
Chief Human Resources Officer	2.0X
All others (including Controller and Chief Accounting Officer)	1.5X

The number of months applicable to the medical, dental and vision coverage benefit described in Section 4(c) of the Plan shall be as follows based on the Covered Executive’s role immediately prior to termination of employment:

Position	Months’ Coverage
Chief Executive Officer	30 months
Chief Financial Officer	24 months
Chief Operations Officer	24 months
Chief Commercial Officer	24 months
General Counsel and Secretary	24 months
Chief Human Resources Officer	24 months
All others (including Controller and Chief Accounting Officer)	18 months

Exhibit B

PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and _____________________ (the “Covered Executive”) and Excelerate Energy, Inc. (the “Company”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan.

The Company maintains the Excelerate Energy, Inc. Change in Control Severance Plan (as amended from time to time, the “Plan”). The Covered Executive agrees that the terms and conditions of the Plan and this Agreement govern the Covered Executive’s eligibility for any Severance Benefits provided under the Plan.

By signing this Agreement, the Covered Executive acknowledges and agrees that he or she has received a copy of the Plan and has read and understood all of the terms and condition of the Plan. He or she agrees to participate in the Plan, and acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

This Agreement shall be governed in all respects by the laws of the State of Texas without regard to the principles of conflict of law.

This Agreement and the Plan represent the entire agreement between the Parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Covered Executive. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

IN WITNESS WHEREOF, the Executive and the Company hereto have executed this Agreement

Company Name	Covered Executive

By:	By:

Title:	Title:

Date:	Date: